Exhibit 3.13

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 — After Issuance of Stock)

1. Name of corporation: Warp Technology Holdings, Inc.

2. The articles have been amended as follows (provide article numbers, if available):

Article FIRST of the Corporation’s Articles of Incorporation has been amended, superseded and replaced as follows:

“The name of the corporation is Halo Technology Holdings, Inc.”

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 17,706,521 out of 20,747,291 shares.

4. Effective date of filing (optional): 4/2/06
(must not be later than 90 days after the certificate is filed)

5. Officer Signature (required): /s/ Ernest C. Mysogland